UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 11, 2009

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

In July 2006, Kapalua Bay, LLC (“Kapalua Bay”) entered into a Construction Loan Agreement (the “Loan Agreement”) with Lehman Brothers Holdings Inc. (“Lehman”) in connection with constructing a residential development and spa on property that was formerly the site of the Kapalua Bay Hotel (the “Project”).  Kapalua Bay Holdings, LLC (“Bay Holdings”), in which Maui Land and Pineapple Company, Inc. (the “Company”) owns a 51% equity interest, is the sole member of Kapalua Bay.  Pursuant to the terms of the Loan Agreement, Lehman initially agreed to loan to Kapalua Bay the lesser of $370 million or 61.6% of the total projected cost of the Project.

In January 2007, the original promissory note issued to Lehman under the Loan Agreement was divided into six separate promissory notes, which were then assigned by Lehman as follows: (1) one note in the principal amount of $30 million to Central Pacific Bank (“Note A-1”), (2) one note in the principal amount of $25 million to Landesbank Baden-Württemberg (“Note A-2”), (3) one note in the principal amount of $25 million to Deutsche Hypothekenbank (“Note A-3”), (4) one note in the principal amount of $15 million retained by Lehman (“Note A-4”), (5) one note in the principal amount of $255 million retained by Lehman (“Note A-5”), and (6) one note in the principal amount of $20,000,000 to Swedbank AB, New York Branch (“Swedbank”) (“Note B”).  Central Pacific Bank, Landesbank Baden-Württemberg and Deutsche Hypothekenbank are sometimes referred to collectively as the “Syndicate Lenders.”

On October 3, 2008, the Company disclosed that Lehman ceased funding under the Loan Agreement following Lehman’s bankruptcy filing on September 15, 2008 (the “Filing Date”).  As a result of Lehman’s failure to provide continued construction financing as required under the Loan Agreement, the Company and other members of Bay Holdings agreed to advance funds to Kapalua Bay in order to continue construction of the Project, which has progressed without any material impairments.  Since the Filing Date, the Syndicate Lenders and Swedbank have also continued to provide funding.

Approval by Bankruptcy Court of Stipulation, Agreement and Order

On January 9, 2009, after receiving the consent of the creditors’ committee appointed by the United States Bankruptcy Court Southern District of New York (the “Court”), Kapalua Bay, Lehman, the Syndicate Lenders and Swedbank filed a Stipulation, Agreement and Order (the “Order”) with the Court asking it, among other things, to (1) approve amendments to the terms of the Loan Agreement to restructure the lending obligations and facilitate continued funding under the Loan Agreement (the “Amended Terms”), (2) stipulate that Lehman’s defaults under the Loan Agreement will be deemed cured upon Lehman’s entry into a definitive agreement incorporating the Amended Terms and funding of its obligations thereunder, and (3) effect a release of claims by various parties to the Loan Agreement for claims arising prior to the closing of the transactions contemplated by the Amended Terms.

On January 28, 2009, the Court issued an order approving the Amended Terms and agreeing to the additional provisions set forth in the Order.

Amended and Restated Construction Loan Agreement

On February 11, 2009, Kapalua Bay, Lehman, the Syndicate Lenders, Swedbank and MH Kapalua Venture, LLC, an affiliate of Marriott International, Inc. (“Marriott” and together with Kapalua Bay, Lehman, the Syndicate Lenders and Swedbank, the “Loan Parties”) entered into an Amended and Restated Construction Loan Agreement (the “Amended Loan Agreement”).  Pursuant to the Amended Loan Agreement, the aggregate amount that Kapalua Bay may borrow, including amounts previously funded under the Loan Agreement, is approximately $354.5 million.  Kapalua and the Company believe that this amount will be sufficient to fund the full development of the Project.

Under the terms of the Amended Loan Agreement, the original loan was modified by creating the following tranches of notes: (1) a new facility A in the amount of $120.1 million consisting of $35.0 million to be funded by Lehman, $20.1 million to be funded by the Syndicate Lenders pursuant to existing obligations, $55.0 million to be funded by the Syndicate Lenders pursuant to new obligations, and $10.0 million to be funded by Marriott (“Facility A”), (2) a new facility B-1 in the amount of $28.0 million consisting of $16.2 million of advances from the Syndicate Lenders following the Filing Date, $10.0 million of loans previously advanced by Kapalua Bay’s joint venture partners following the Filing Date, and $1.8 million of interest advances by Lehman following the Filing Date (“Facility B-1”), (3) a new facility B-2 in the amount of $4.1 million consisting of the advances made by Swedbank under Note B following the Filing Date (“Facility B-2”), (4) a new facility C-1 in the amount of $191.4 million consisting of the amounts outstanding under Notes A-1 through A-5 prior to the Filing Date (“Facility C-1”), and (5) a new facility C-2 in the amount of $10.9 million consisting of the balance of Note B prior to the Filing Date (“Facility C-2”).

The various debt facilities mentioned in the foregoing paragraph has the following ranking for payment, lien priority, and collateral: Facility A has first priority, Facility B-1 has second priority, Facility B-2 has third priority, Facility C-1 has fourth priority, and Facility C-2 has fifth priority.  Interest accrues on Facility A at a floating rate equal to the one month LIBOR rate plus 5.0%.  Interest accrues on Facility B-1, Facility B-2 and Facility C-1 at a floating rate equal to the one month LIBOR rate plus 1.7%.  Interest accrues on Facility C-2 at a floating rate equal to the one month LIBOR rate plus 10.95%.  Subject to certain limitations, Kapalua Bay may elect to have the then-current adjusted LIBOR rate apply to some or all of the outstanding loan amount.  In addition, subject to the provisions of the Amended Loan Agreement, the maturity date of Facility A is February 11, 2010 and the maturity date of Facility B-1, Facility B-2, Facility C-1 and Facility C-2 is August 11, 2011.  Kapalua Bay may prepay the loans in whole or in part, provided that it pays certain costs and fees as set forth in the Amended Loan Agreement.

Under the Amended Loan Agreement, Central Pacific Bank will replace Lehman as administrative agent (the “Agent”) for all purposes.  Kapalua Bay is not required to pay any additional lender fees or commissions in connection with the closing of the Amended Loan Agreement or the receipt of funds thereunder.  Disbursements under the Amended Loan Agreement are contingent upon, among other things, no event of default occurring with respect to Kapalua Bay or the Project, the delivery of certain documents to the Agent, the representations and warranties of Kapalua Bay being true and correct as of the time of the disbursement, and the satisfaction of other conditions customary in a transaction of this type.  The full amount advanced under the Amended Loan Agreement will continue to be secured by a mortgage on the Project assets, including the land owned by Kapalua Bay upon which the Project is being constructed.  The amounts which may be borrowed under the Amended Loan Agreement are not revolving in nature and amounts repaid may not be subsequently advanced.

All loan proceeds disbursed under the Amended Loan Agreement shall be used only for items specified in the construction budget relating to the Project.  The Amended Loan Agreement contains customary affirmative and negative covenants for transactions of this type, including those with respect to proper zoning, required governmental approvals, deviation from Project plans, avoidance of construction liens, minimum insurance requirements, payment of taxes and other similar covenants.

Master Assignment and Assumption and Modification Agreement

In connection with entering into the Amended Loan Agreement, the Loan Parties executed a Master Assignment and Assumption and Modification Agreement (the “Master Assignment”).  Pursuant to the Master Assignment, the holders of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note B collectively agreed to transfer and assign all of their respective rights and obligations under those notes and a portion of their unfunded loan commitments under the Loan Agreement to the new holders of Facility A, Facility B-1, Facility B-2, Facility C-1 and Facility C-2 as specified in the Amended Loan Agreement.  In connection therewith, the aggregate commitments outstanding pursuant to Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note B were cancelled.  In addition, Marriott agreed to immediately advance $10 million of its undisbursed loan commitment under the Amended Loan Agreement and Kapalua agreed to immediately make a payment of approximately $700,000 to Swedbank to reduce the outstanding principal loan amount originally evidenced by Note B.

Second Omnibus Amendment to Construction Loan Documents

In connection with entering into the Amended Loan Agreement and the Master Assignment, the Loan Parties also executed a Second Omnibus Amendment to Construction Loan Documents (the “Omnibus Amendment”).  Pursuant to the Omnibus Amendment, certain amendments were made to the various loan documents relating to the Amended Loan Agreement and the Master Assignment to incorporate the changes required by the Amended Loan Agreement.  In addition, the Omnibus Amendment served to confirm that each of the Loan Parties are parties to the various loan documents relating to the Amended Loan Agreement and the Master Assignment, and ratified the obligations of the Loan Parties with respect thereto.

The foregoing summaries of the terms of the Amended Loan Agreement, the Master Assignment and the Omnibus Amendment are not complete and are qualified in their entirety by reference to the full text of such documents, which will be filed as exhibits to the Company’s next periodic report.

Forward-Looking Statements.  Any statements contained in this Current Report on Form 8-K that refer to events that may occur in the future or other non-historical matters are forward-looking statements. These forward-looking statements are based on the Company’s expectations as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the satisfaction of the closing conditions set forth in the Amended Loan Agreement, the Master Assignment, the Omnibus Amendment and the related documents; the ability and willingness of Lehman, the Syndicate Lenders Swedbank and Marriott to comply with the terms of the Amended Loan Agreement and fund their respective obligations thereunder; construction delays and the timing of completing construction related projects; timing and success of sales of residential and resort projects; increases in fuel and travel costs; airline industry capacity; dependence on third parties and actual or potential lack of control over joint venture relationships; affects of weather conditions and natural disasters; recoverability of real estate development deferred costs; affects of local, state and national zoning or other regulations; the Company’s ability to realize cost savings from its workforce reductions; costs of compliance with environmental laws; timing and conditions of future real estate entitlement applications; and such other risks and uncertainties as detailed from time to time in the Company’s public filings with the U.S. Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.  The Company assumes no obligation and does not intend to update any forward-looking statements.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The execution of the Amended Loan Agreement, the Master Assignment and the Omnibus Amendment described in Item 1.01 collectively constitute the creation of a direct financial obligation of Kapalua Bay, of which the Company owns a 51% equity interest.  The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: February 11, 2009	By:	/S/ ROBERT I. WEBBER
Robert I. Webber
President and Chief Executive Officer